Exhibit 21.1

LIST OF SUBSIDIARIES

The following list sets forth the subsidiaries of Baiya International Group Inc. as of October 31, 2022:

Company	State of Incorporation
Ruifeng International Group Limited	British Virgin Islands
Juxing Investment Group (Hong Kong) Limited	Hong Kong
Shenzhen Pengze Future Technology Co., Ltd	China
Shenzhen Gongwuyuan Network Technology Co., Ltd (“GWY”) (1)	China
Beijing Gonjuyuan Network Technology Co., Ltd (2)	China
Dongguan Gongwuyuan Business Service Co., Ltd (2)	China
Dongguan Gongwuyuan Yifang Talent Service Co., Ltd. (2)	China
Shenzhen Aliyuncang Logistics Warehousing Co., Ltd. (2)	China
Dongguan Fusheng Supply Chain Co., Ltd. (2)	China
Dongguan Jida Supply Chain Co., Ltd. (2)	China
Dongguan Chenwang Supply Chain Co., Ltd. (2)	China
Guangdong Mili Education Consulting Service Co., Ltd. (2)	China
Jiujiang Gongwuyuan Yifang Education Consulting Service Co., Ltd. (2)	China
Jiangxi Gongwuyuan Talent Service Co., Ltd. (2)	China
Ji’an Gongwuyuan Human Resources Co., Ltd. (2)	China
Jiangxi Gongwuyuan Supply Chain Management Co., Ltd. (2)	China
Nanchang Gongwuyuan Business Service Co., Ltd. (2)	China
Hunan Gongwuyuan Youchuang Human Resources Service Co., Ltd. (2)	China
Dongguan Zhenggongfu Human Resources Co., Ltd. (2)	China
Zongshan Jushangyue Freight Forwarding Service Co., Ltd. (2)	China
Jiangxi Huizhong Human Resources Co., Ltd. (2)	China

(1) Controlled through a series of contractual arrangements with Shenzhen Pengze Future Technology Co., Ltd

(2) Subsidiary of GWY